Exhibit 10.11

SUBLEASE

SUBLEASE (this “Sublease”) made as of July _30_, 2007, by and between ADP PLEASANTON NATIONAL SERVICE CENTER, INC. (“Sublandlord”), a Delaware corporation having an office at 5800 Windward Parkway, Alpharetta, Georgia 30005 and ELLIE MAE, INC. (“Subtenant”), a California corporation having an office at 4140 Dublin Boulevard, Suite 300, Dublin, California 94568, Attention: Lisa Bruun, Vice President.

W I T N E S S E T H :

WHEREAS, by that certain build-to-suit lease dated January 27, 1998 by and among NNN Britannia I, LLC, NNN Britannia I 2, LLC, NNN Britannia I 3, LLC, NNN Britannia I 4, LLC, NNN Britannia I 6, LLC, NNN Britannia I 8, LLC, NNN Britannia I 9, LLC, NNN Britannia I 10, LLC, NNN Britannia I 11, LLC, NNN Britannia I 12, LLC, NNN Britannia I 13, LLC, NNN Britannia I 14, LLC, NNN Britannia I 15, LLC, NNN Britannia I 16, LLC, NNN Britannia I 17, LLC, NNN Britannia I 18, LLC, NNN Britannia I 19, LLC, NNN Britannia I 20, LLC, NNN Britannia I 21, LLC, NNN Britannia I 22, LLC, NNN Britannia I 23, LLC, NNN Britannia I 24, LLC, NNN Britannia I 25, LLC, NNN Britannia I 26, LLC, NNN Britannia I 27, LLC, NNN Britannia I 28, LLC, NNN Britannia I 29, LLC, NNN Britannia I 30, LLC, NNN Britannia I 31, LLC, NNN Britannia I 32, LLC, NNN Britannia I 33, LLC, NNN Britannia I 34, LLC, NNN Britannia I 35, LLC, NNN Britannia I 36, LLC, each one a Delaware limited liability company (collectively, “Overlandlord”, as successor in interest to Britannia Hacienda V Limited Partnership), as landlord, and Sublandlord (as successor in interest to ProBusiness Services, Inc.), as tenant, as amended by that certain First Amendment to Build-to-Suit Lease dated as of April 5, 1999, and as further amended by that certain Acknowledgement of Lease Commencement dated as of May 6, 1999 (collectively, the “Overlease”) Overlandlord leased to ProBusiness Services, Inc. (predecessor in interest to Sublandlord), as tenant, the entire building (the “Building”) containing approximately 76,510 square feet known by street address 4155 Hopyard Road, Pleasanton, California, (“Sublandlord’s Premises”), as more particularly described on Exhibit A attached hereto; and

WHEREAS, a true and complete copy of the Overlease has been delivered to Subtenant; and

WHEREAS, Subtenant desires to sublease from Sublandlord for the term, at the rent, and upon and subject to the terms, covenants, agreements, conditions, limitations, exceptions and reservations herein contained, approximately Forty Two Thousand Two Hundred Eighty Six (42,286) square feet of Sublandlord’s Premises (the “Subleased Premises”) which Premises is shown as the hatched area of the floor plan attached hereto as Exhibit B.

NOW, THEREFORE, the parties hereto hereby covenant and agree as follows:

1.        Subleasing and Use. Sublandlord hereby subleases the Subleased Premises to Tenant, and Subtenant hereby hires the Subleased Premises from Sublandlord for the term hereafter stated, for the rent hereafter reserved and upon and subject to the terms, covenants, agreements, conditions, limitations, exceptions and reservations of this Sublease, to be used for general office and administrative purposes, purposes permitted under Section 9.1 of the Overlease, and for no other use or purpose.

2.        Term; Preparation of the Subleased Premises.   (a)   The term of the sublease shall commence on the date (the “Commencement Date”) which is the earlier of (i) the date on which Subtenant, or any person or entity claiming by, through or under Subtenant, first uses or occupies any portion of the Subleased Premises for business, and (ii) January 1, 2008, and shall end on April 29, 2015 (the “Expiration Date”), unless sooner terminated as hereinafter provided. Promptly following the Commencement Date, Sublandlord and Subtenant shall execute a written agreement setting forth the Commencement Date and Expiration Date of this Lease.

(b)       Subject to Overlandlord’s prior written consent, Sublandlord shall permit Subtenant and its contractors and/or agents to enter upon the Subleased Premises upon the mutual execution and delivery of this Sublease so that Subtenant or its contractors and/or agents may perform Subtenant’s initial improvements, including, but not limited to design, construction, space planning, architectural and engineering work, and telecom and data cabling (“Subtenant’s Work”) in accordance with Subtenant’s plans (which plans shall be mutually agreed upon by Sublandlord and Subtenant). The parties hereto further agree that any failure of Subtenant to complete Subtenant’s Work on or before the Commencement Date shall in no way affect the obligations of Subtenant hereunder.

(c)       If Subtenant or its contractors and/or agents shall be permitted to enter upon the Subleased Premises prior to the Commencement Date pursuant to the terms of Section 2(b) hereof, such entry shall be deemed to be upon all of the terms, provisions and conditions of this Sublease, except as to the covenant to pay minimum rent and additional rent. In connection therewith, Subtenant and/or its contractors shall provide to Sublandlord, and shall maintain at all times during the performance of any Subtenant’s Work, insurance policies (including builder’s risk coverage) which shall contain limits, as required pursuant to Article 7 of this Sublease. Certificates of the same, naming Sublandlord, Overlandlord and Overlandlord’s general partners as additional insureds, shall be furnished to Sublandlord before Subtenant or its contractors commence to perform Subtenant’s Work. Except as expressly set forth in this Sublease, Sublandlord shall not be liable in any way for any injury, loss or damage that may occur to any of Subtenant’s or Subtenant’s contractors’ decorations, fixtures, installations, supplies, materials, or equipment prior to the Commencement Date unless due to the gross negligence or willful misconduct of Sublandlord or its agents or contractors (it being understood and agreed that Sublandlord has no obligation to secure same or take any action with respect thereto). Except as set forth in the preceding sentence, any such entry by Subtenant and/or its contractors is at Subtenant’s and such contractors’ sole risk.

(d)       During the performance of Subtenant’s Work or after the completion of the Subtenant’s Work (in no event more than once in any thirty (30) day period), Subtenant shall deliver to Sublandlord:

   (i)       copies of paid receipted invoices from the contractors and subcontractors who performed the Subtenant’s Work, and from the materialmen and suppliers who supplied the materials and supplies;

   (ii)       a certificate from Subtenant’s architect and general contractor or construction manager that (1) all Subtenant’s Work has been completed in accordance with the Subtenant’s plans and revisions thereto theretofore approved by Sublandlord; (2) there are no violations or liens pending as a result of any of the Subtenant’s Work; and (3) all Subtenant’s Work has been paid for in full;

   (iii)       lien waivers from each contractor, subcontractor, materialman and supplier to the extent of the amount paid to such parties; and

   (iv)       in respect of all Subtenant’s Work, as-built drawings, and copies of balancing reports, operating manuals, maintenance logs, warranties and guaranties, sign-offs and inspection reports.

3.        Rent and Additional Rent.   During the term of this Sublease, Subtenant shall pay to Sublandlord minimum rent as follows:

Period	Annual	Monthly	Per Sq. Ft.

Commencement Date – 11/30/08	$761,148.00	$63,429.00	$1.50
12/1/08 – 11/30/09	$786,519.60	$65,543.30	$1.55
12/1/09 – 11/30/10	$811,891.20	$67,657.60	$1.60
12/1/10 – 11/30/11	$837,262.80	$69,771.90	$1.65
12/1/11 – 11/30/12	$862,634.40	$71,886.20	$1.70
12/1/12 – 11/30/13	$888,006.00	$74,000.50	$1.75
12/1/13 – 11/30/14	$913,377.60	$76,114.80	$1.80
12/1/14 – 4/29/15		*$78,229.10	$1.85

* - rental rate for the last 5 months of the term

The minimum rent payable by the Subtenant for this Sublease shall be paid in equal monthly installments, in advance, on the twenty-fifth day of the calendar month which immediately precedes the month in which the minimum rent is payable to Overlandlord under the Overlease, for each month during and throughout the term of this Sublease. Subtenant shall also pay to Sublandlord, as additional rent, its pro rata share, based upon the relative size, in square feet that the Subleased Premises bears to the entire Building, which is agreed to be fifty five and 27/100 percent (55.27%) (the “Pro Rata Share”) of all Operating Expenses (as defined in the Overlease) and real estate taxes for the Building to the extent such expenses and taxes (calculated on an aggregate basis and not separately) exceed a 2008 base year (the “Base Year”). All expense and tax escalations shall be “grossed up” in accordance with the terms of Article 5 of the Overlease in the Base Year and succeeding years to reflect one hundred (100%) percent occupancy of the Building with all improvements (including Subtenant’s Work) and assessments completed based upon such occupancy. Subtenant shall pay minimum rent and additional rent without demand and without any offset, deduction or abatement whatsoever to be paid at Sublandlord’s address first set forth above or at such other place as Sublandlord may from time to time designate. The term “rent” as used in this Sublease shall mean minimum rent and additional rent. In the event of non-payment of additional rent, Sublandlord shall have all of the rights and remedies herein reserved in the event of non-payment of rent.

4.        Incorporation of Overlease.    This Sublease is subject to and is accepted by Subtenant subject to all of the terms, covenants, conditions, agreements, limitations, exceptions and reservations contained in the Overlease and the matters to which the Overlease is subject and subordinate. Except as otherwise provided in this Sublease, all of the terms, covenants, conditions and agreements of the Overlease including, among other things, definitions and constructions therein contained and any schedule or exhibits thereto are hereby incorporated in and made part of this Sublease with the same force and effect as though set forth at length herein. For the purposes of this Sublease, references in the Overlease shall have the following meaning:

(a)	“premises”, “demised premises”, “Premises” or words of similar import shall be deemed to refer to the Subleased Premises leased hereunder;

(b)	“Landlord” and “Tenant” shall be deemed to refer to Sublandlord and Subtenant hereunder, respectively;

(c)	“rent” or “minimum rental” shall be deemed to refer to the rent hereunder;

(d)	“term”, “Term”, “term of this lease” or words of similar import shall be deemed to refer to the term of this Sublease as set forth in paragraph 2 above; and

(e)	“this Lease” or “this lease” shall be deemed to refer to this Sublease.

In all provisions requiring the approval or consent of Sublandlord, Subtenant first shall be required to obtain the approval or consent of Overlandlord and then to obtain like approval or consent of Sublandlord. Sublandlord shall forward to Overlandlord such request as Subtenant may submit for approval or consent or both from Overlandlord. Whenever Sublandlord’s consent is required pursuant to this Sublease, it is agreed that Sublandlord may withhold or delay its consent if Overlandlord shall have delayed or refused to give any consent which may be required of it.

The time limits provided in the various provisions of the Overlease for the giving of notice, making demands, performance of any act, conditions or covenant, or the exercise of any right, remedy or option, are amended for the purposes of this Sublease, by lengthening or shortening the same in each instance by five (5) days, as appropriate, so that notices may be given, demands made, any act, condition or covenant performed, or any right, remedy or option hereunder exercised, by Sublandlord or Subtenant, as the case may be, within the time limit relating thereto contained in the Overlease.

5.        Provisions of Overlease Not Incorporated in this Sublease.   (a)   The following provisions of the Overlease shall not be incorporated herein by reference: the first sentence of Section 1.1(a); Sections 1.3 and 1.4; Sections 2.1 through 2.5; the first two sentences of Section 2.6; Section 2.7; Section 3.1; Sections 4.2 and 4.3; Section 5.1; Section 6.1; Section 8.1; Section 10.1(b); Sections 13.1(a), 13.1(c) and the second paragraph of 13.1(d); Section 14.1(i); the second sentence of Section 15.1; the first sentence of Section 16.1; Section 17.1; Section 17.15; Sections 17.16; Exhibits A through D; the First Amendment to Build-to-Suit Lease; the Acknowledgement of Lease Commencement.

(b)       References to “Landlord” in Sections 7.1 through 7.3 of the Lease shall be deleted and replaced with “Overlandlord” for purposes herein.

(c)       Reference to “Landlord” in Section 7.4 of the Lease shall deleted and replaced with “Overlandlord and Sublandlord” for purposes herein.

6.        Sublandlord’s and Overlandlord’s Obligations.     Notwithstanding anything contained in this Sublease to the contrary, Subtenant agrees, understands and acknowledges that Sublandlord shall have no obligation or responsibility whatsoever (a) with respect to any covenant, agreement, representation or warranty made by Overlandlord in the Overlease, or (b) to provide or perform any service, repair (including any repairs following a fire or other casualty, or a taking by condemnation or agreement in lieu thereof), alteration or other similar obligation which is the obligation of Overlandlord to provide or perform pursuant to the Overlease provided, however, that where Subtenant shall notify the Sublandlord that Overlandlord is not supplying services or making repairs or alterations to the Subleased Premises required under the Overlease, Sublandlord will request Overlandlord to perform such services. Sublandlord shall in no event be liable to Subtenant and Subtenant’s obligations under this Sublease shall neither be impaired, reduced, nor the performance thereof excused because of any failure or delay on Overlandlord’s part in providing any such services, in making any repairs or alterations or in performing or observing any obligation of Overlandlord pursuant to the Overlease. If, after receipt of written request from Subtenant, Sublandlord fails or refuses to take action for the enforcement of Sublandlord’s rights against Overlandlord with respect to the Subleased Premises (“Action”), Subtenant will have the right to take such Action in Subtenant’s own name, and at its own cost and expense, and for that purpose and only to such extent, all of the rights of Sublandlord as tenant under the Overlease are hereby conferred upon and assigned to Subtenant (but only to the extent that such rights apply to the Subleased Premises, reserving to Sublandlord a non-exclusive right to enforce the rights given Sublandlord under the Overlease), and Subtenant will be subrogated to such rights to the extent that the same will apply to the Subleased Premises, provided that Subtenant shall and does hereby agree to indemnify, defend and hold Sublandlord harmless from and against all liabilities, losses, claims, demands, penalties or damages which Sublandlord may incur or suffer by reason of such action (including, but not limited to, reasonable attorneys’ fees), except liabilities, losses, claims, demands, penalties or damages which arise as a result of Sublandlord’s gross negligence or Sublandlord’s default under this Sublease. If any Action against Overlandlord in Subtenant’s name is barred by reason of lack of privity, nonassignability or otherwise, Subtenant may take such Action in Sublandlord’s name; provided that (i) Subtenant has obtained the prior written consent of Sublandlord, which consent shall not be unreasonably withheld or delayed and (ii) Subtenant provides Sublandlord with the benefit of the indemnification and defense provision contained in the preceding sentence. Sublandlord agrees to cooperate with Subtenant in such action and shall execute any and all documents reasonably required in furtherance of such action all without cost or liability to Sublandlord. Notwithstanding anything to the contrary contained herein, Sublandlord shall have no obligation to cure any defaults of Overlandlord.

7.        Subtenant’s Covenants.   Subtenant covenants and agrees:

   (a)       to indemnify, defend, and hold Sublandlord and Overlandlord harmless from and against any and all liabilities, losses, damages, suits, penalties, claims and demands of every kind or nature (including, without limitation, reasonable attorneys’ fees) arising from (i)

the use, occupancy or management of the Subleased Premises by Subtenant, its employee, officers, agents or contractors, (ii) the conduct of any business in or about the Subleased Premises by Subtenant, its employee, officers, agents or contractors, (iii) any work or thing whatsoever done or any condition created by or any other act or omission of Subtenant, its officers, employees, agents, contractors, visitors or licensees in or about the Subleased Premises, or (iv) from a failure of Subtenant to observe the provisions of this Sublease, except to the extent such liabilities, losses, damages, suits, penalties, claims and demands arise from (x) Sublandlord’s gross negligence or willful misconduct or (y) a breach of any of Sublandlord’s obligations under this Sublease;

   (b)       to provide its own insurance for the insurance required under the terms of the Overlease naming Sublandlord, Overlandlord and any other person required by the Overlease as additional insureds as applicable to the Subleased Premises; and

   (c)       to perform and observe all of the terms, covenants, conditions, agreements, limitations, exceptions and reservations contained in the Overlease on the tenant’s part to be performed or observed thereunder with respect to the Subleased Premises (except as provided in paragraph 5 hereof) and not cause Sublandlord to become liable for any damages, claims or penalties, or to become in default of any of its obligations under the Overlease.

The provisions of this paragraph 7 shall survive the expiration or sooner termination of this Sublease.

8.        Compliance.   (a)   Sublandlord represents and warrants as of the date hereof that: (i) Sublandlord is in compliance with Sublandlord’s obligations under the Overlease, (ii) to Sublandlord’s knowledge, Overlandlord is not in default of Overlandlord’s obligations under the Overlease. Subtenant shall construct Subtenant’s Work in the Subleased Premises in compliance with all applicable laws, statutes, rules, regulations, ordinances and requirements of all governmental authorities, including all environmental laws, building codes and zoning ordinances, requirements of building officials administering such codes, and laws related to “architectural barriers” affecting the disabled, including the Americans with Disabilities Act of 1990 (42 U.S.C. §12101 et seq.) and regulations and guidelines promulgated thereunder, as all of the same may be amended and supplemented from time to time.

(b)       Subtenant, at its expense, shall comply (with respect to the Subleased Premises) with all legal requirements and insurance requirements set forth herein relating to Subtenant’s use or manner of use of the Subleased Premises which shall, with respect to the Subleased Premises or the use and occupation thereof, impose any violation, order or duty on Sublandlord or Subtenant, provided same arise from (i) Subtenant’s use or manner of use of the Subleased Premises, (ii) any cause or condition created by Subtenant in the Subleased Premises, (iii) the conduct of Subtenant’s business at the Subleased Premises, or (iv) any alteration performed by Subtenant in the Subleased Premises.

9.        Sublandlord’s Covenants. Provided that Subtenant is not in default hereunder, Sublandlord covenants and agrees that it shall not do or suffer or permit anything to be done or suffered which would cause the Overlease to be canceled, terminated, modified or amended.

10.      Default of Overlandlord.   If Overlandlord shall default in the performance or observance of any of its agreements, covenants, or obligations under the Overlease (including any obligation for the payment of money) Sublandlord shall have no liability therefor to Subtenant and shall be excused from performance of the corresponding obligations which may be owed by Sublandlord to Subtenant under this Sublease. However, Subtenant, pursuant and subject to the provisions of this Sublease, may enforce Sublandlord’s rights against Overlandlord in respect of any such default. Except as provided in paragraph 18 hereof, any condition resulting from a default by Overlandlord shall not constitute an eviction, actual or constructive of Subtenant under this Sublease. Except as provided in paragraph 18 hereof, no such default shall excuse Subtenant from the performance or observance of any of its obligations to be performed or observed under this Sublease or entitle Subtenant to terminate this Sublease or to receive any reduction in or abatement of the rent, additional rent or other charges required to be paid pursuant to this Sublease.

11.      Condition of the Subleased Premises. Subtenant represents that it has made a thorough examination and inspection of the Subleased Premises and is familiar with the condition of every part thereof. Subtenant acknowledges that it has entered into this Sublease without any representation or warranty by Sublandlord or Overlandlord, their agents, representatives, employees, servants or any other person as to the condition of the Subleased Premises. Subtenant accepts the Subleased Premises “as-is” and in the condition existing on the date of execution of this Sublease. Sublandlord shall not be required to perform any work, furnish any materials or make any repairs within the Subleased Premises in preparation for Subtenant’s taking of possession of the Subleased Premises or to prepare the Subleased Premises for Subtenant’s use or occupancy. Upon the expiration or earlier termination of the Sublease, Subtenant shall have no restoration obligations relating to Subtenant’s initial improvements to the Subleased Premises (but only to the extent such improvements are approved by Overlandlord and Sublandlord), subject to reasonable wear and tear and damage from casualty and condemnation; provided, however, that if Subtenant performs any improvements in the Subleased Premises (other than Subtenant’s initial improvements) which are approved by Overlandlord (“Subsequent Improvements”), then Subtenant shall bear any and all costs of compliance with Overlandlord’s removal or damage reimbursement surrender requirements relating to the Subsequent Improvements.

12.      Limitation of Sublandlord’s Liability:

   (a)       The obligations of Sublandlord under this Sublease do not constitute personal obligations of the individual directors, officers or shareholders of Sublandlord, and Subtenant shall not seek recourse against the individual directors, officers or shareholders of Sublandlord or any of their personal assets for satisfaction of any liability in respect of this Sublease. Such exculpation of liability shall be absolute and without any exception whatsoever.

   (b)       All property of every nature and description at any time located in or upon the Subleased Premises shall be at the risk of Subtenant only and Sublandlord shall have absolutely no liability for any damage to said property or to Subtenant or any other person except as results wholly from the gross negligence of Sublandlord and as otherwise expressly provided in this Sublease.

   (c)       The term “Sublandlord” as used in this Sublease means only the owner for the time being of the Sublandlord’s leasehold estate for the Subleased Premises. If Sublandlord transfers or assigns its interest in the Overlease, whether by operation of law or otherwise, then the Sublandlord whose interest is thus assigned or transferred shall be and is hereby entirely freed and relieved of all covenants, obligations and liability of Sublandlord hereunder from and after the effective date of such assignment or transfer, and Subtenant shall look solely to the successor Sublandlord after such effective date.

13.      Notices.    All notices, demands, consents, approvals, requests or other communications which Sublandlord, Subtenant or Overlandlord may desire or may be required to give hereunder shall be in writing and shall be given by registered or certified mail, return receipt requested, postage prepaid, nationally recognized overnight courier service or by personal delivery as follows:

to Subtenant at:	Ellie Mae, Inc.
4140 Dublin Boulevard, Suite 300
Dublin, California 94568
Attention: Lisa Brunn, Vice President

to Sublandlord at:	ADP Pleasanton National Service Center, Inc.
5800 Windward Parkway
Alpharetta, GA 30005
Attention: Division President

with a copy to:	Automatic Data Processing, Inc.
One ADP Boulevard, MS 325
Roseland, New Jersey 07068
Attention: General Counsel

to Overlandlord at:	Triple Net Properties Realty, Inc.
1551 North Tustin Avenue, Suite 200
Santa Ana, CA 92705
Attention: Louis Rogers, President

with a copy to:	Triple Net Properties Realty, Inc.
4511 Willow Road, Suite 3
Pleasanton, CA 94588
Attention: Lesley Moore

Sublandlord, Subtenant or Overlandlord may change their respective address or copy address for notices hereunder by a notice given pursuant to this paragraph 13. A notice which is given personally shall be deemed given when delivered. Any such notice, request or other communication shall be considered given or delivered, as the case may be, on the date of delivery or the date that delivery is refused as evidenced by the records of the courier or delivery service or the United States Postal Service, as applicable. Rejection or other refusal to accept or inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice, request or other communication.

14.      Broker.   Subtenant represents that it did not deal with any real estate broker or other person in relation to this Sublease, except for CM Realty and Cushman & Wakefield. Subtenant agrees to indemnify, defend, and hold Sublandlord harmless from and against any and all liabilities, claims, suits, demands, judgments, costs, interest and expenses (including attorneys’ fees) to which Sublandlord may be subject to suffer by reason of any claim made by any person, firm or corporation for any commission, expense or other compensation as a result of the execution and delivery of this Sublease based upon the acts or actions of Subtenant, its officers, employees, agents, servants or representatives. Sublandlord agrees to pay a broker’s commission to CM Realty and Cushman & Wakefield pursuant to a separate agreement. The provisions of this paragraph 14 shall survive the termination of this Sublease.

15.      Termination of Overlease.  In the event of and upon termination or cancellation of the Overlease pursuant to the terms and provisions thereof, this Sublease shall automatically cease and terminate and be of no further force or effect, except as specifically herein provided.

16.      No Rights in Third Parties.  This Sublease is neither intended to create nor shall it create any rights in any third parties as against Sublandlord or Subtenant not otherwise heretofore in existence.

17.      Overlandlord’s Consent; Conditions to Sublease.  This Sublease is conditioned upon the receipt by Sublandlord of (i) Overlandlord’s consent within thirty (30) business days after the mutual execution and delivery of this Sublease, and (ii) Subtenant’s most recent audited financial statements prior to the mutual execution and delivery of this Sublease, which statements shall be subject to the reasonable approval of Sublandlord.

18.      Termination by Subtenant.    Notwithstanding any other provision of this Sublease or the Overlease, if a default by Sublandlord under this Sublease or the Overlease prevents Subtenant from operating its business in the Subleased Premises for a period of five (5) consecutive business days, then, provided that (i) Subtenant is not in default under the terms of this Sublease and (ii) Subtenant delivers notice (“Default Notice”) of such default to both Sublandlord and Overlandlord, then Subtenant’s sole right and remedy shall be to terminate this Sublease, by notifying Sublandlord thereof on or before the date which is twenty (20) days after Sublandlord and Overlandlord have received the Default Notice, TIME BEING OF THE ESSENCE, in which event and provided the breach has not been cured on or before the date which is twenty (20) days after the date that Sublandlord and Overlandlord received the Default Notice, then, as of the date which is twenty one (21) days after the date that Sublandlord and Overlandlord received the Default Notice, this Sublease and Sublandlord’s and Subtenant’s obligations and liabilities with respect to the Subleased Premises shall terminate and be of no further force or effect and neither party shall have any further rights, remedies, obligations or liabilities hereunder, except that Subtenant, subject to the terms of paragraph 19 hereof, shall be entitled to (i) the return of the Security Deposit, (ii) a pro-rated amount of rent, if any, for the remainder of any month in which this Sublease is terminated, and (iii) except as provided in this Sublease, exercise all other rights and remedies available to Subtenant at law and in equity. If Subtenant does not so terminate this Sublease in the manner and in the time period set forth in this paragraph 18, TIME BEING OF THE ESSENCE, or if the respective default has been cured on or before the date which is twenty (20) days after the date that Sublandlord and Overlandlord received the Default Notice, (i) Subtenant’s right to so terminate shall be null and void and of no further force or effect, (ii) this Sublease shall continue in full as if this subsection (c) were not a part hereof, and (iii) Subtenant’s minimum rent shall be abated with respect to the days in which Subtenant was prevented from operating its business in the Subleased Premises.

19.      Security Deposit.    Concurrently with Subtenant’s execution of this Sublease, Subtenant has deposited with Sublandlord the sum of Sixty Three Thousand Four Hundred Twenty Nine Dollars ($63,429.00), as security for performance by Subtenant of Subtenant’s covenants and obligations under this Sublease. Sublandlord shall hold the security in accordance with the provisions of Article 16 the Overlease.

20.      Assignment.  Subtenant shall have the right to assign and further sublet all or any part of the Subleased Premises, subject to the consents of Sublandlord and Overlandlord, which consents shall not be unreasonably withheld. Notwithstanding the foregoing, upon prior written notice to Sublandlord and Overlandlord of the applicable transaction and subject to the requirements of Article 11 of the Overlease, the consent of Overlandlord and Sublandlord shall not be required for (i) an initial public offering of the common stock of Subtenant, or for any stock transfer or conversion in connection with any such initial public offering, (ii) any merger, consolidation or other reorganization (except in connection with a dissolution), or any sale of substantially all the assets of Subtenant or (iii) any sale or transfer of the stock of Subtenant, other than as prohibited under Article 11 of the Overlease. Subject to Article 11 of the Overlease, any sublease profits, net of subleases marketing costs, tenant improvements, and commissions, shall be shared 50/50 between Sublandlord and Subtenant.

21.      Holdover.      (a)       In the event this Sublease is not renewed or extended or a new sublease is not entered into between the parties, and if Subtenant shall then hold over after the expiration of the term of this Sublease, and if Overlandlord or Sublandlord shall then not proceed to remove Subtenant from the Subleased Premises in the manner permitted by law (or shall not have given written notice to Subtenant that Subtenant must vacate the Subleased Premises) irrespective of whether or not Sublandlord accepts rent from Subtenant for a period beyond the Expiration Date, the parties hereby agree that Subtenant’s occupancy of the Subleased Premises after the expiration of the term shall be under a month-to-month tenancy commencing on the first day after the expiration of the term, which tenancy shall be upon all of the terms set forth in this Sublease except Subtenant shall pay on the first day of each month of the holdover period as fixed rent, an amount equal to two (2) times one-twelfth of the fixed rent and additional rent payable by Subtenant during the last year of the term of this Sublease (i.e., the year immediately prior to the holdover period). Further, Overlandlord and Sublandlord shall not be required to perform any work, furnish any materials or make any repairs within the Subleased Premises during the holdover period. It is further stipulated and agreed that if Overlandlord or Sublandlord shall, at any time after the expiration of the original term or after the expiration of any term created thereafter, proceed to remove Subtenant from the Subleased Premises as a holdover, the fixed rent for the use and occupancy of the Subleased Premises during any holdover period shall be calculated in the same manner as set forth above. In addition to the foregoing, Sublandlord shall be entitled to recover from Subtenant all costs, expenses, losses and damages arising from such holdover, including all attorneys’ fees and disbursements and court costs incurred or paid by Sublandlord (including, without limitation, any costs or claims over and above the holdover rent which may be incurred by Sublandlord).

  (b)      Notwithstanding anything to the contrary contained in this Sublease, the acceptance of any rent paid by Subtenant pursuant to Section 21(a) above shall not preclude Sublandlord from commencing and prosecuting a holdover or summary eviction proceeding.

  (c)      All damages to Sublandlord by reason of holding over by Subtenant may be the subject of a separate action and need not be asserted by Sublandlord in any summary proceedings against Subtenant. Subtenant acknowledges that possession of the Subleased Premises must be surrendered to Sublandlord at the expiration or sooner termination of the term of this Sublease. Subtenant agrees to indemnify, defend and save Sublandlord and Overlandlord harmless against all liabilities, costs, suits, demands, charges, and expenses of any kind or nature, including attorneys’ fees and disbursements, resulting from a delay by Subtenant in so surrendering the subleased Premises, including, without limitation, any claims made by any succeeding tenant founded on such delay.

22.      Subtenant Improvement Allowance.        (a)      Sublandlord shall contribute the total amount of $1,268,580.00 (i.e., $30.00 per square foot of the Subleased Premises) (“Subtenant Improvement Allowance”) for all costs incurred by Subtenant relating to Subtenant’s Work (including fees associated with design, construction, space planning, architectural and engineering work, signage, permits, telecom and data cabling, security systems, furniture, HVAC, and UPS (“Improvements”), provided that, as of the date on which Sublandlord is required to make payment thereof, (i) this Sublease is in full force and effect, and (ii) no default by Subtenant of this Sublease has occurred and has continued after receipt of any required notice and beyond any applicable cure period. The Improvements shall be made by Subtenant pursuant to the terms and provisions of Article 2 hereof and Article 7 of the Overlease. The Subtenant Improvement Allowance shall not be used to pay for any of Sublandlord’s work or work performed outside of the Subleased Premises.

(b)      Sublandlord shall make payments to Subtenant reimbursing Subtenant for costs Subtenant incurs in connection with the Improvements within twenty (20) days after Sublandlord’s receipt of (i) Subtenant’s written request for payment, (ii) copies of invoices related to the Improvements marked “paid” and (iii) copies of unconditional waivers and releases of lien in a form in compliance with the applicable statutes from all contractors, subcontractors, and material suppliers covering all work and materials which are the subject of such payment; provided, however, that no such waivers and releases shall be required for any architects or engineers (the documents described in (i), (ii) and (iii) are collectively referred to as “Payment Documents”). Subtenant shall be entitled to submit requests for payment during Subtenant’s Work, but in no event more than once in any thirty (30) day period.

(c)      Subtenant shall not be entitled to receive any portion of the Subtenant Improvement Allowance not actually disbursed by Sublandlord in accordance with the terms herein; provided, however, that Subtenant may apply any portion of any undisbursed portion of the Subtenant Improvement Allowance as a credit against rent under this Sublease. Subtenant shall pay, at Subtenant’s own cost and expense, any costs of Subtenant’s Work which exceed the Subtenant Improvement Allowance.

(d)      Except as otherwise expressly set forth in this Sublease, Sublandlord shall have no obligation of any kind with respect to any work to be performed in the Subleased Premises or in the Building and Subtenant accepts the Subleased Premises in their current “as-is” condition.

23.      Option to Expand.    (a)      If any or all of the remaining 34,224 square feet of floor space in the Building (the “Expansion Space”) becomes available and is not going to be used by Sublandlord for its own purposes, Sublandlord shall be required to notify Subtenant in writing (“Sublandlord’s Notice”) of Sublandlord’s intention to sublease the Expansion Space. Sublandlord’s Notice shall specify the size and location of the Expansion Space. Provided that Subtenant is not then in default under this Sublease and subject to the first refusal, renewal, and expansion rights of Robert Half International, Inc., Subtenant shall have seven business (7) days after Subtenant’s receipt of Sublandlord’s Notice to provide Sublandlord with written notice of Subtenant’s desire to sublet such space (the “Expansion Space Notice”) under the same terms and conditions as this Sublease, except that the rent shall be at the then prevailing fair market value. If Subtenant fails to deliver the Expansion Space Notice as herein provided, then Subtenant’s Option to Expand shall become null and void. Should Subtenant exercise its Option to Expand as set forth herein, the expiration date of such amendment shall be co-terminus with the Expiration Date hereof. The “prevailing fair market value” shall mean the fair market rental rate under direct leases and subleases (taking into consideration size, location, condition, amenities and market concessions) for comparable office space in the vicinity of the Building.

(b)      Within ten (10) business days after receiving the Expansion Space Notice, Sublandlord shall notify Subtenant of Sublandlord’s determination of prevailing fair market value for the Expansion Space. If Subtenant does not agree with Sublandlord’s determination of prevailing fair market value, Subtenant shall give notice to Sublandlord of disagreement (the “Rejection Notice”) within fifteen (15) business days after receipt of that determination from Sublandlord, and Sublandlord and Subtenant shall commence negotiations to agree upon the prevailing fair market value. If Sublandlord and Subtenant are unable to reach agreement within fifteen (15) business days after Sublandlord’s receipt of Rejection Notice, Subtenant shall provide written notice to Sublandlord (the “Arbitration Notice”) within five (5) business days after expiration of said 15 business day period, either (i) rescinding the Expansion Space Notice, in which event Subtenant shall have no further option to expand the Subleased Premises, or (ii) advising Sublandlord of Subtenant’s desire to proceed to a final determination of prevailing fair market value, in which event the prevailing fair market value shall be determined in accordance with paragraph 23(c) below.

(c)      Within ten (10) business days after Sublandlord’s receipt of the Arbitration Notice, Sublandlord and Subtenant shall each simultaneously submit to the other in a sealed envelope its good faith estimate of the prevailing fair market value. If the higher of such estimates is not more than one hundred five percent (105%) of the lower, then the prevailing fair market value shall be the average of the two. Otherwise, the dispute shall be resolved by arbitration as follows: Within ten (10) business days after the exchange of estimates, the parties shall select as an arbitrator an independent MAI appraiser with at least ten (10) years of experience in appraising office space in the metropolitan area in which the Building is located (the “Arbitrator”). The Arbitrator shall select either Sublandlord’s proposed “prevailing fair market value” or Subtenant’s proposed “prevailing fair market value”. Such determination shall be limited solely to the issue of whether Sublandlord’s proposed “prevailing fair market value” or Subtenant’s “prevailing fair market value” is closest to the Arbitrator’s determination of the correct amount under submission, and the Arbitrator shall have no power to propose a middle ground or to modify either of the two proposals. The Arbitrator shall notify Sublandlord and Subtenant of its decision, which shall be final and binding. If the Arbitrator believes that expert advice would materially assist him, the Arbitrator may retain one or more qualified persons to provide expert advice. The fees of the Arbitrator and the expenses of the Arbitration proceeding, including the fees of any expert witnesses retained by the Arbitrator, shall be paid by the party whose estimate is not selected. Each party shall pay the fees of its respective counsel and the fees of any witness called by that party.

24.      Signage.        Subtenant shall be entitled to Subtenant’s pro rata share of line entries on the Building directory. Subject to the consent of Overlandlord, Sublandlord, the Hacienda Owners Association, and the City of Pleasanton, Subtenant may install suite and Building parapet signage above the entrance to the Subleased Premises and monument signage.

25.      Miscellaneous.

(a)       Non-Disturbance.  Sublandlord shall use reasonable efforts to obtain and deliver to Subtenant, in a mutually acceptable form, a Subordination, Non-Disturbance and Attornment Agreement executed by Overlandlord. Sublandlord shall submit to Overlandlord the request for Subordination, Non-Disturbance and Attornment Agreement within ten (10) days after the mutual execution and delivery of this Sublease.

(b)       Parking.   Subtenant shall be entitled to the non-exclusive use of 3.52 parking spaces on the property per 1000 square feet of the Subleased Premises throughout the term of this Sublease.

(c)       Security Card System.  Subject to the consent of Overlandlord, Subtenant shall be permitted, at Subtenant’s own cost and expense, to install a proximity card reader system in the Subleased Premises.

(d)       Access and Services; Emergency Generator.  (i)  Subtenant shall have access to the Subleased Premises 24 hours per day, 365 days per year.

  (ii)  Subtenant shall be entitled to, without additional charge, janitorial services, water, gas, electricity and HVAC to the Subleased Premises, between the hours of 6:00 AM – 6:00PM, Monday through Friday (“Normal Business Hours”) throughout the year, except on Christmas, Thanksgiving, New Years’ Day, Memorial Day, Independence Day and Labor Day. Subtenant, upon reasonable prior notice to Sublandlord, shall be entitled, at Subtenant’s own cost and expense, to receive HVAC required by Subtenant outside of Normal Business Hours at the rate of $75.00 per hour. Such overtime HVAC costs shall be paid by Subtenant to Sublandlord as additional rent hereunder within ten (10) days after Sublandlord’s demand therefore.

  (iii)     Subtenant shall be responsible, at Subtenant’s sole cost and expense, for contracting directly for the installation of fiber optic services of T1 capacity or greater to serve the Subleased Premises.

  (iv)     Subtenant shall have access to and be permitted to use the existing back-up generator which serves the Building. Subject to the prior written consent of Overlandlord, Sublandlord and the local authorities, Subtenant, at Subtenant’s sole cost and expense, may install a generator to serve the Subleased Premises.

(e)       Limitation of Damages.  In no event will Sublandlord or Subtenant have any liability or responsibility whatever to the other party (or any third party) for any consequential, punitive or indirect damages (including lost profits), whether proximately or remotely related to a default by the other hereunder.

(f)       Entire Agreement, Modifications, Successors.  This Sublease contains the entire agreement between Sublandlord and Subtenant and may not be changed, modified, discharged or terminated in whole or in part except by an agreement in writing signed by both Sublandlord and Tenant. Subject to the provisions hereof this Sublease shall bind and inure to the benefit of Sublandlord and Subtenant and their respective successors, representatives and permitted assigns.

(g)       Severability.  The invalidity in whole or in part of any provisions of this Sublease shall not affect the validity of any other part hereof. To the extent permitted by applicable law, Sublandlord and Subtenant hereby waive any provision of law which prohibits or rendered unenforceable any provisions of this Sublease in any respect.

(h)       Captions.  The captions and paragraph headings contained in this Sublease are for convenience and reference only and in no way define, limit or describe the scope or intent of this Sublease or in any way affect this Sublease.

IN WITNESS WHEREOF, Sublandlord and Subtenant have executed this Sublease as of the date first above written.

SUBLANDLORD:

ADP PLEASANTON NATIONAL SERVICE CENTER, INC.

By:	/s/ James B. Benson
	Name:	James B. Benson
	Title:	President

SUBTENANT:

ELLIE MAE, INC.

By:	/s/ Sig Anderman
	Name:	Sig Anderman
Title: Chief Executive Officer

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